FIRST AMENDED REVOLVING PROMISSORY NOTE

Principal Amount: $253,779.02 U.S. (as of December 31, 2012)

Dated: December 31, 2012

Cotton Bay Holdings, Inc., a Delaware corporation doing business at 1314 East Olas Boulevard, Suite 1036 in Fort Lauderdale, Florida ("Borrower"), and Global Ventures Group, LLC, a Florida limited liability company located at 110 North Federal Highway, Unit 807 in Fort Lauderdale, Florida 33301 ("Creditor") amend and modify its *Revolving Promissory Note* dated September 30, 2012 (the "Original Note"). This *First Amended Revolving Promissory Note* supersedes the Original Note.

In consideration of amounts advanced hereunder, Borrower promises to pay to the order of Creditor, in lawful money of the United States, all principal, together with accrued interest and all other charges, owed under the terms of this *First Amended Revolving Promissory Note* (this "Note") as hereinafter set forth. In the sole and complete discretion of Borrower, amounts may be re-advanced hereunder.

1. The Note Obligation. For value received, consistent with the payment provisions of this Note, Borrower promises to pay to Creditor, (a) the principal amount set forth above, and as adjusted for any future advances hereunder by Creditor memorialized in a *Confirmation of Advance* executed by Borrower and Creditor on the form attached hereto as **Exhibit A**, and (b) interest computed on the basis of a 365-day year for the actual number of days elapsed on the unpaid principal balance at a rate per annum of six-percent (6%), which shall start to accrue on December 1, 2012 and continue until this Note is fully satisfied (the "Note Obligation").

2. The Payment of the Note Obligation. Creditor agrees that Borrower's payment of the Note Obligation under this provision shall be effective pursuant to the following installment payment plan:

(a) Borrower shall pay the entire Note Obligation upon any third-party funding closed by Borrower in an amount in excess of the amount due and owing under the Note Obligation whether realized before or after January 1, 2013;

(b) To the extent (a) is not applicable by December 31, 2012, Borrower shall pay all accrued interest on the Note Obligation between execution of this Note and January 1, 2013 by January 2, 2013;

(c) To the extent (a) is not applicable by January 1, 2014, Borrower shall pay all accrued interest on the Note Obligation between January 3, 2013 and December 31, 2013, and a principal payment of a minimum of $100,000.00, by January 2, 2014 unless another amount is otherwise agreed upon between the parties following good faith negotiations; and

(d) Borrower shall pay the Note Obligation in whole by or before January 1, 2015.

Creditor's records shall be prima facie evidence of all loans and repayments and of the indebtedness outstanding under this Note at any time. Unless Creditor has otherwise agreed in writing, Creditor is not obligated to extend any loan to Borrower under this Note, and any loan extension shall be made in Creditor's sole discretion, and subject to an executed *Confirmation of Advance*. Payee's records shall be prima facie evidence of all loans and repayments and of the indebtedness outstanding under this Note at any time. Borrower agrees that any amount agreed upon in an executed *Confirmation of Advance* shall be added to the principal of the Note Obligation.

3. Prepayment of Note Obligation. Borrower may prepay all or part of the principal of this Note at any time. Any partial prepayment will be applied to the installment or installments last falling due under this Note, and a partial prepayment shall not affect the amount or time of payment of succeeding required installments.

4. The Security Agreement. This Note and all obligations of Borrower under it are secured by a *Security Agreement* dated September 30, 2012, which is ratified herein and merged with this Note constituting a fully integrated contract under Delaware law, and all other agreements and instruments that have been or in the future are given by any Borrower or any third party to Creditor (collectively referred singularly as the "Security Document"). Creditor shall have all of the rights and powers set forth in the Security Document and in any other written agreements that have been or in the future are given to Creditor by Borrower, as though they were fully set forth in this Note. Borrower grants Creditor any and all rights in perfecting any security documents under Article IX of the Uniform Commercial Code.

5. Events of Default. Each of the following shall be an "Event of Default" under this Note:

(a) Default in the payment of any installment of principal or interest under this Note or of any late charge or out-of-pocket expense that Borrower at any time owes to the holder of this Note or in the payment of any other indebtedness or obligation that Borrower now or in the future owes to the holder, as and when it shall be or become due and payable, and if the default continues for twenty (20) days after Creditor has given notice of the default to Borrower;

(b) Any warranty or representation made to Creditor by Borrower in the Security Document or in any financial statement or other document given to Creditor that is false in any material respect;

(c) Borrower dissolves, or becomes insolvent, or makes an assignment for the benefit of creditors;

6. Remedies. On the occurrence of any event of default, all or any part of the indebtedness and all or any part of all other indebtedness evidenced by this Note and

obligation then owing by Borrower to the holder shall, at the option of the holder, become immediately due and payable without notice or demand. If a voluntary or involuntary case in bankruptcy, receivership, or insolvency is at any time be begun by or against Borrower, or if any levy, writ of attachment, garnishment, execution, or similar process is issued against or placed on any property of Borrower, all such indebtedness shall automatically become immediately due and payable. All or any part of the indebtedness evidenced by this Note also may become, or may be declared to be, immediately due and payable under the terms and conditions contained in the Security Document or other agreement that has been or in the future is entered into between Borrower and the holder of this Note.

The holder of this Note shall have all rights and remedies provided by law and by agreement of any Borrower. Any requirement of reasonable notice with respect to any sale or other disposition of collateral shall be met if the holder sends the notice at least 10 days before the date of sale or other disposition. Borrower shall reimburse the holder for all expenses, including reasonable attorney fees and legal expenses that the holder pays or incurs in protecting and enforcing the rights of and obligations to the holder under any provision of this Note or Security Document.

7. Payment Location. Each payment on this Note shall be made at Creditor's address set forth above or any other place that the holder directs in writing. If Borrower at any time owes the holder of this Note any indebtedness or obligation in addition to the indebtedness evidenced by this Note, and if any indebtedness owed by Borrower to the holder is then in default, Borrower shall have no right to direct or designate the particular indebtedness or obligation on which any payment made by or collected from Borrower shall be applied. Borrower waives any such right and agrees that the manner of application of any such payment, as between or among such indebtedness and obligations, shall be determined solely by the holder.

8. Setoff Rights. The holder of this Note shall have the right at any time to set off any indebtedness that Creditor then owes to Borrower against any indebtedness evidenced by this Note that is then due and payable.

9. No Waivers of Remedy. No delay by the holder of this Note shall be a waiver of the exercise of any right or remedy. No single or partial exercise by the holder of any right or remedy shall preclude any other or future exercise of that or any other right or remedy. No waiver by the holder of any default or of any provision of this Note shall be effective unless it is in writing and signed by the holder. No waiver of any right or remedy on one occasion shall be a waiver of that right or remedy on any future occasion.

10. Additional Waivers or Demands. Borrower waives demand for payment, presentment, notice of dishonor, and protest of this Note; waives all defenses based on suretyship or impairment of collateral; and consents to any extension or postponement of time of its payment, to any substitution, exchange, or release of all or any part of any security given to secure this Note, to the addition of any party, and to the release,

discharge, waiver, modification, or suspension of any rights and remedies against any person who may be liable for the indebtedness evidenced by this Note.

11. Applicable Law and Jurisdiction. This Note shall be governed by and interpreted according to the laws of the State of Delaware without giving effect to conflict-of-laws principles. Borrower irrevocably agrees and consents that any action against Borrower to collect or enforce this Note may be brought in any state or federal court that has subject-matter jurisdiction and is located in, or whose district includes, New Castle County, Delaware, and that any such court shall have personal jurisdiction over Borrower for purposes of such action.

CREDITOR AND BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVE ITS, HIS, OR HER RIGHT TO A TRIAL BY JURY IN ANY ACTION, INCLUDING ANY CLAIM, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM (CLAIM) THAT IS BASED ON, ARISES OUT OF, OR RELATES TO THIS NOTE OR THE INDEBTEDNESS EVIDENCED BY IT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM BASED ON, ARISING OUT OF, OR RELATING TO ANY ACTION OR INACTION OF CREDITOR IN CONNECTION WITH ANY ACCELERATION, ENFORCEMENT, OR COLLECTION OF THIS NOTE OR SUCH INDEBTEDNESS.

BORROWER

Cotton Bay Holdings, Inc., a
Delaware corporation
By: Alfred E. Abiouness Jr.
Its: Chief Executive Officer

Accepted:

CREDITOR

Global Ventures Group, LLC, a
Florida limited liability company
By: Robert M. Fortson IV
Its: Member